UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._____)

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ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Name of Registrant as Specified In Its Charter)

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Royal Bancshares of Pennsylvania, Inc.
A MESSAGE TO OUR FELLOW SHAREHOLDERS

FROM THE CHAIRMAN …
2012 marked a year of considerable change for Royal Bancshares and Royal Bank America. From the announcement and execution of a transition to new independent management highlighted by the hiring of Kevin Tylus as President and CEO, to improvements in corporate governance and the addition and elevation of key personnel, we believe the clear actions and strategic initiatives undertaken in 2012 are a significant part of our company’s turnaround.

As Chairman of the Board, I now focus on guiding our talented Board in its responsibilities of corporate oversight, governance and strategic direction. Additionally, I am able spend more time as an “ambassador” in the community for Royal, rekindling relationships and developing new ones.

I look forward to introducing our shareholders to Kevin, as I know they will find his experience and approach sources of confidence.

FROM THE PRESIDENT & CEO …
This year has quickly become a time of renewed energy and optimism, as we achieved our first quarterly profit since the recession. This positive news was well-publicized by local and national financial media and provides a genuine boost for the bank and our constituents.

FIRST QUARTER 2013 HIGHLIGHTS
• Net income of $118,000 for Royal Bancshares and $203,000 for Royal Bank America
• 4% increase in loan volume coupled with a 10% reduction in annual expenses
• Initial positive results from the multi-faceted Profitability Improvement Plan
• Favorable change in the mix of interest earning assets and improvement in asset and loan quality
• Strong focus on regulatory compliance

REPOSITIONING THE FRANCHISE
In 2013 we will continue to transform our brand and improve the franchise. Some specific efforts include:
• Visible rebranding and repositioning of Royal in the marketplace (see examples of our early efforts on the reverse side)
• New lending and banking products and sales channels designed to improve the customer experience and drive new revenues, such as:
   – More web-based and mobile banking options, including anytime/anywhere check deposit and bill pay
   – Expanded commercial loan solutions
   – Secure, online consumer loan applications to increase our recently-implemented home equity products
• Ensuring efficiency by repositioning key personnel to reflect our renewed focus on quality revenue generation
• Leveraging of technology and automation to further increase internal efficiencies
• Continued positive results from subsidiary businesses, including RBA Leasing

Please share my optimism for our many recent improvements and I look forward to leading us to further progress throughout the year.

We encourage your careful review and consideration of the proposals presented in this year’s proxy materials including those related to our company’s opportunity to submit a bid to the United States Treasury for a portion of our TARP shares. You also will be voting on director nominees. Our Board recommends an affirmation vote on both matters.

We are truly thankful for the loyalty shown by you, our shareholders. The above noted TARP strategy, along with our new products and services, efforts to increase brand awareness, prudent capital strategies and results-oriented initiatives intended to improve internal efficiencies are all undertaken with one goal in mind – facilitating a return to consistent profitability for our company.

We look forward to personally welcoming you to our Annual Meeting of Shareholders at 10:00am on Wednesday, June 19th at the Sheraton-Valley Forge (480 N. Gulph Road, King of Prussia, PA) and as always we encourage you to support our continued growth by recommending our banking solutions as well as our stock to your friends, colleagues and family.

Sincerely,
Robert R. Tabas	Kevin Tylus
Chairman	President and CEO
Royal Bancshares of Pennsylvania, Inc.	Royal Bancshares of Pennsylvania, Inc. and Royal Bank America

Published May 21, 2013

Forward-Looking Statement
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report—Form 10-K for the year ended December 31, 2012.